NOTICE REGARDING BLACKOUT PERIOD

EXHIBIT 99.1

MEMORANDUM

TO:              Executive Officers and Directors of Petroleum Development Corporation

FROM:       Celesta Miracle, Vice President Investor Relations and Communications

RE:              Important Notice Regarding Employee Profit Sharing Plan and 401(k) Plan Blackout Period and Restrictions on Ability to Trade in Company Securities

DATE:        May 26, 2006

This notice is to inform you of significant restrictions on your ability to trade in Petroleum Development Corporation (the "Company") common stock during an upcoming "blackout period" that will apply to the Company's Employee Profit Sharing Plan and 401(k) Plan.  The blackout period is due to the merger of the two Plans and a change in the administrators/trustees of the Plans to Fidelity Management Trust Company.  Other changes in the Plans include a new menu of investment choices, the added option to purchase Company stock in the Plans, and participants directing the investment of their portion of the Profit Sharing Plan.  The blackout period under the 401(k) Plan will begin on June 24, 2006 and is expected to end on July 28, 2006; and under the Employee Profit Sharing Plan will begin on June 24, 2006 and is expected to end on August 25, 2006. During the blackout period, plan participants will not be able to transfer or reallocate funds, change contribution rates, make new investment elections, including investment changes involving the Company's common stock held in the Employee Profit Sharing Plan or the 401(k) Plan, or request loans, withdrawals or final distributions from the Plans.

IN ACCORDANCE WITH SECTION 306(a) OF THE SARBANES-OXLEY ACT OF 2002 AND THE SEC'S RULES ADOPTED THEREUNDER, THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS ARE PROHIBITED FROM JUNE 24, 2006 THROUGH THE END OF THE BLACKOUT PERIOD FROM PURCHASING, SELLING, OR OTHERWISE ACQUIRING OR TRANSFERRING, DIRECTLY OR INDIRECTLY, ANY EQUITY SECURITY OF THE COMPANY ACQUIRED IN CONNECTION WITH HIS OR HER SERVICES AS A DIRECTOR OR EXECUTIVE OFFICER.

Please note the following:

•         "Equity securities" is defined broadly to include the Company's common stock, options, and other derivatives.

•         Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members).

•         Among other things, these rules prohibit exercising options granted to you in connection with your services as a director or executive officer, selling Company stock acquired pursuant to such options, and selling Company stock originally received as a restricted stock grant.

These rules apply in addition to the trading restrictions under the Company's insider trading policy.  If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. BECAUSE OF THE COMPLEXITY OF THESE RULES AND THE SEVERITY OF THE PENALTIES AND OTHER REMEDIES, PLEASE CONTACT THE COMPANY'S EXECUTIVE OFFICE BEFORE ENGAGING IN ANY TRANSACTION INVOLVING THE COMPANY'S SECURITIES.

If you have any questions, please feel free to contact me at 304-842-6256 or at Petroleum Development Corporation, 103 East Main Street, P.O. Box 26, Bridgeport, West Virginia 26330.